PART IV
ITEM 15 Exhibits and Financial Statement Schedules

EXHIBIT 12    Cigna Corporation – Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31, (Dollars in millions)	2012	2011	2010	2009	2008

Income before income taxes	$2,477	$1,876	$1,802	$1,853	$329
Adjustments:
Income from equity investee	(10)	(15)	(18)	(19)	(11)
Income attributable to redeemable noncontrolling interest	(1)	-	-	-	-
Income attributable to other noncontrolling interest	-	(1)	(4)	(3)	(2)

Income before income taxes, as adjusted	$2,466	$1,860	$1,780	$1,831	$316

Fixed charges included in income:
Interest expense	$268	$202	$182	$166	$146
Interest portion of rental expense	43	38	42	46	43
Interest credited to contractholders	4	5	5	3	6

	$315	$245	$229	$215	$195

Income available for fixed charges	$2,781	$2,105	$2,009	$2,046	$511

RATIO OF EARNINGS TO FIXED CHARGES:	8.8	8.6	8.8	9.5	2.6

This Exhibit 12 has been updated from the Company's 2011 Form 10-K to reflect changes resulting from the retrospective adoption of amended accounting guidance for deferred policy acquisition costs, effective January 1, 2012. See Note 2 to the Consolidated Financial Statements within this Form 10-K for additional information.

E-4    CIGNA CORPORATION - 2012 Form 10-K